                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-64844




                            PROSPECTUS SUPPLEMENT
                            (TO PROSPECTUS DATED FEBRUARY 27, 2003)

          Principal Protected Notes

          UBS AG $26,000,000 NOTES LINKED TO GOLD BULLION DUE AUGUST 29, 2008

           Issuer:                        UBS AG

           Maturity Date:                 August 29, 2008

           No Interest Payment:           We will not pay you interest during the term of the Notes.

           Underlying Commodity:          The return on the Notes is linked to the market price of
                                          gold.

           Principal Protection:          100% at maturity.

           Payment at Maturity:           At maturity, you will receive a cash payment per $1,000
                                          principal amount of your Notes equal to the GREATER of:
                                          (i) $1,000
                                              OR
                                          (ii) $1,000 plus a supplemental redemption amount. The
                                          supplemental redemption amount will be determined by
                                               applying a participation rate of 95%, as determined on
                                               May 22, 2003 (the "trade date"), to any increase in the
                                               gold spot price over the term of the Notes, after
                                               reducing the gold spot price on the final valuation
                                               date by a principal protection premium of 2.25% per
                                               annum applied daily over the term of the Notes.
                                          For a further description of the manner in which the
                                          principal protection premium is calculated, how the
                                          participation rate will be applied and how your payment at maturity will be determined, see page S-1 and "Specific
                                          Terms of the Notes--Payment at Maturity" beginning on page
                                          S-15.

           No Listing:                    The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any
                                          electronic communications network. UBS Warburg LLC and other affiliates of UBS currently intend to make a market in the
                                          Notes, although they are not required to do so and may stop making a market in the Notes at any time.

           Booking Branch:                UBS AG, Jersey Branch

           Minimum Investment:            We will offer the Notes in denominations of $1,000, subject to a minimum investment of $10,000 upon the initial issuance of the Notes.

        SEE "RISK FACTORS" BEGINNING ON PAGE S-8 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

        The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                                                            Underwriting    Proceeds to
                                         Price to Public      Discount        UBS AG
           Per Note.................         100%               3%              97%
           Total....................       $26,000,000        $780,000      $25,220,000

        UBS WARBURG            UBS PAINEWEBBER INC.

        Prospectus Supplement dated May 22, 2003                  [UBS LOGO]

Prospectus Supplement Summary

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE NOTES?

The Notes are medium-term notes issued by UBS offering principal protection. The return on the Notes is linked to the market price of gold. We will not pay you interest during the term of the Notes. You will receive at least the principal amount of the Notes if you hold the Notes to maturity.

At maturity, we will pay you in cash per $1,000 principal amount of your Notes the greater of:

     (i)   $1,000

                 or

     (ii)  $1,000 plus the supplemental redemption amount.

    The "supplemental redemption amount" per $1,000 principal amount of the Notes will equal:

                       adjusted ending price - starting price
      $1,000 x   --------------------------------------------------  x participation rate starting price

    The "starting price" equals $369.60, the gold spot price on May 22, 2003, the trade date.

    The "ending price" will equal the gold spot price on the final valuation date.

    The "principal protection premium" is a fixed percentage equal to 2.25% per year which will be applied daily over the entire term of the Notes. The cumulative effect of the principal protection premium is to reduce the ending price by 11.16%.

    The "adjusted ending price" will equal the ending price reduced by the cumulative effect of the principal protection premium applied over the term of the Notes.

    The "participation rate" is a fixed percentage equal to 95% which will be applied to the amount by which the adjusted ending price exceeds the starting price in determining the supplemental redemption amount.

    The "gold spot price" means the afternoon fixing price for one troy ounce of .995 gold, expressed in U.S. dollars, as determined by the London Gold Market. This price is also referred to as the "London P.M. Fixing Price." For more information on the London P.M. Fixing Price, see "Operation of the Gold Bullion Market" on page S-12.

    The "London Gold Market" means the market in London on which the members of the London Bullion Market Association, or its successors ("LBMA"), quote prices for the buying and selling of gold.

    "gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

For a further description of how your payment at maturity will be determined, see "Examples" beginning on page S-4, "Return Profile at Maturity" beginning on page S-6 and "Specific Terms of the Notes--Payment at Maturity" beginning on page S-15.

SELECTED PURCHASE CONSIDERATIONS

+ POTENTIAL RETURN--The Notes are offered by UBS for investors who seek to participate in the potential appreciation in the market price of gold, while protecting principal at maturity.

+ PRINCIPAL PROTECTION--You will receive at least 100% of the principal amount of your Notes if you hold the Notes to maturity, regardless of the performance of gold.

+ NO INTEREST PAYMENTS--We will not pay you interest during the term of the Notes.

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Warburg LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market in the Notes at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

+ DENOMINATIONS; MINIMUM INVESTMENT--We will offer the Notes in denominations of $1,000, subject to a minimum investment of $10,000 upon the initial issuance of the Notes.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-8.

+ NO PRINCIPAL PROTECTION UNLESS YOU HOLD THE NOTES TO MATURITY--Your principal is only protected if you hold your Notes until maturity. The market value of the Notes may fluctuate between the date you purchase them and the final valuation date. Several factors, many of which are beyond our control, will influence the market value of the Notes. While we expect that generally the market price of gold and the frequency and magnitude of changes in the market price of gold will affect the market value of the Notes more than any other single factor, other factors that may influence the market value of the Notes include, but are not limited to, interest rates in the market, gold borrowing and lending rates, supply and demand for the Notes, global or regional economic, financial, political, regulatory, judicial or other events, and our creditworthiness. If you sell your Notes prior to maturity, you may have to sell them at a discount to the principal amount. You should be willing to hold the Notes to maturity.

+ GOLD MAY OUTPERFORM THE NOTES DUE TO THE PRINCIPAL PROTECTION PREMIUM AND THE PARTICIPATION RATE--Your investment in the Notes may not perform as well as an investment in gold or in a security whose return is based solely on the market price of gold because of the cumulative effect of the reduction caused by the principal protection premium, which will reduce the ending price by 11.16%. In addition, because the participation rate of 95% is less than 100%, your payment at maturity may be further reduced. Accordingly, you will not earn a positive return on your investment at maturity unless the gold spot price appreciates by more than 12.6%, which is the minimum level of appreciation required to fully offset the cumulative effect of the principal protection premium. (The difference between these percentages reflects the fact that the 11.16% reduction is calculated as a percentage of the ending price, while the 12.6% investment return is calculated as a percentage of the starting price.) In addition, you will not earn a positive return on your investment at maturity if the gold spot price appreciates by more than 12.6% at some time during the term of the Notes but does not exceed the starting price by 12.6% on the final valuation date. See "Return Profile at Maturity" beginning on page S-6.

+ FIXED INCOME PRODUCTS MAY OUTPERFORM THE NOTES--The return on your Notes may not reflect the return you would realize if you had purchased a fixed income investment of a comparable maturity paying a market rate of interest that was issued by a company with a comparable credit rating. For example, the current annualized return on a comparable 5.25 year note issued by UBS would be approximately 2.78%, which would result in a total return at maturity of 15.59%, assuming semiannual compounding, on the comparable note.

+ YOU WILL BE REQUIRED TO PAY TAXES ON THE NOTES EACH YEAR--If you are a U.S. person, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation. See "Supplemental Tax Considerations" beginning on page S-23.

+ THERE MAY BE LITTLE OR NO SECONDARY MARKET FOR THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Warburg LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are willing to hold the Notes to maturity.

+ You seek an investment linked to the market price of gold that will protect your principal at maturity and offer the possibility of a positive return.

+ You believe that the adjusted ending price will be higher than the starting price.

+  You do not seek current income from your investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+  You are unable or unwilling to hold the Notes to maturity.

+ You believe that the adjusted ending price will not exceed the starting price.

+ You prefer the lower risk and therefore accept the potentially lower returns of traditional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

+  You seek current income from your investment.

+  You seek an investment for which there will be an active secondary market.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

+ In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent debt instruments for United States federal income tax purposes. Under these rules, you will generally be required to pay taxes on ordinary income from the Notes over their term based upon a comparable yield of the Notes, even though you will not receive any payments from us until maturity. Your cost basis in your Notes will be increased by the amount you are required to include in income. We have determined that the comparable yield is equal to 2.78% per annum, compounded semiannually. This comparable yield is neither a prediction nor a guarantee of what the actual supplemental redemption amount will be, or that the actual supplemental redemption amount will even exceed zero.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including tax consequences applicable to non-United States persons and persons who purchase the Notes in the secondary market, please see the discussion under "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-23.

EXAMPLES
COMMON ASSUMPTIONS

Principal amount of the Note:    $1,000.00
Participation rate:              95%
Principal protection premium:    2.25%             per annum, applied daily during the
                                                   term of the Notes
Starting price of gold:          $369.60           per ounce
                                                   adjusted ending price - starting price
Supplemental redemption amount:  $1,000.00 x    (  --------------------------------------    )  x participation
                                                   starting price                                          rate

EXAMPLE 1 -- GOLD SPOT PRICE IS UP 50% FROM $369.60 TO $554.40 PER OUNCE
 Assuming that the ending price is $554.40, the adjusted ending price is $492.53 ($554.40 reduced by 11.16%, which is the cumulative effect of the principal protection premium). The supplemental redemption amount is calculated by applying the participation rate of 95%. Accordingly, investor receives at maturity the principal amount of $1,000 for each Note plus a supplemental redemption amount of $315.97, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount of each Note =                                             $1,000.00
                                                                                  -----------
            OR
    (ii) Principal amount of each Note =                    $1,000.00
            PLUS
       Supplemental redemption amount of each
       Note:

                          $492.53 - $369.60                        $  315.97
           $1,000 x  (    -----------------  )     x 95% =
                               $369.60

       Total:                                                                       $1,315.97
                                                                                  -----------

 THEREFORE, INVESTOR RECEIVES $1,315.97 AT MATURITY (31.6% TOTAL RETURN ON INVESTMENT IN THE NOTES).

  EXAMPLE 2 -- GOLD SPOT PRICE IS DOWN 50% FROM $369.60 TO $184.80 PER OUNCE Assuming that the ending price is $184.80, the adjusted ending price is $164.18 ($184.80 reduced by 11.16%, which is the cumulative effect of the principal protection premium). The supplemental redemption amount is calculated by applying the participation rate of 95%. Accordingly, investor receives at maturity only the full principal amount of $1,000 for each Note, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount of each Note =                                          $1,000.00
                                                                                 ---------
            OR
    (ii) Principal amount of each Note =                    $1,000.00
            PLUS
       Supplemental redemption amount of each
       Note:

                          $164.18 - $369.60                        $ -528.00
           $1,000 x  (    -----------------  )     x 95% =
                               $369.60

       Total:                                                                    $  472.00
                                                                                 ---------

 THEREFORE, INVESTOR RECEIVES $1,000.00 AT MATURITY (0.0% TOTAL RETURN ON INVESTMENT IN THE NOTES).
  EXAMPLE 3 -- GOLD SPOT PRICE IS UP 10% FROM $369.60 TO $406.56 PER OUNCE Assuming that the ending price is $406.56, the adjusted ending price is $361.19 ($406.56 reduced by 11.16%, which is the cumulative effect of the principal protection premium). The supplemental redemption amount is calculated by applying the participation rate of 95%. In this example, even though the gold spot price has appreciated by 10%, the cumulative effect of the principal protection premium will more than offset this increase. Accordingly, investor receives at maturity only the full principal amount of $1,000 for each Note, as set forth below:

 Payment at maturity per Note is therefore the GREATER of:

    (i) Principal amount of each Note =                                          $1,000.00
                                                                                 ---------
            OR
    (ii) Principal amount of each Note =                    $1,000.00
            PLUS
       Supplemental redemption amount of each
       Note:

                          $361.19 - $369.60                        $  -21.62
           $1,000 x  (    -----------------  )     x 95% =
                               $369.60

       Total:                                                                    $  978.38
                                                                                 ---------

 THEREFORE, INVESTOR RECEIVES $1,000.00 AT MATURITY (0.0% TOTAL RETURN ON INVESTMENT IN THE NOTES).

RETURN PROFILE AT MATURITY

The hypothetical return profile at maturity of the Notes versus gold is presented in the table and graph below. This analysis assumes gold price performance from -100% to 100%.
--------------------------------------------------------------------------------
 ASSUMPTIONS
--------------------------------------------------------------------------------

Underlying commodity                                 Gold
Starting price of gold                               $369.60    per ounce
Principal protection                                 100%
Participation rate                                   95%
Principal protection premium                         2.25%      per annum, applied daily during
                                                                the term of the Notes
Cumulative effect of principal
  protection premium                                 11.16%*
Term of notes                                        5.25
                                                     years
Principal amount                                     $1,000

* For a further description of the manner in which the principal protection premium is calculated, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-15.

                            TABLE OF RETURN PROFILE

                                                             PRETAX        PRETAX
                                                           ANNUALIZED    ANNUALIZED
                     ADJUSTED      NOTES        TOTAL       RATE OF       RATE OF
ENDING                ENDING    PAYMENT AT     RETURN      RETURN ON     RETURN ON
 PRICE    % CHANGE   PRICE(A)    MATURITY     ON NOTES    THE NOTES(B)   GOLD(B)(C)
------    --------   --------   -----------   ---------   ------------   ----------
$739.20    100.0%    $656.71      $1,738        73.8%        10.8%          13.6%
$700.00     89.4%    $621.88      $1,648        64.8%         9.8%          12.5%
$650.00     75.9%    $577.46      $1,534        53.4%         8.3%          11.0%
$600.00     62.3%    $533.04      $1,420        42.0%         6.8%           9.4%
$550.00     48.8%    $488.62      $1,306        30.6%         5.1%           7.7%
$500.00     35.3%    $444.20      $1,192        19.2%         3.4%           5.8%
$450.00     21.8%    $399.78      $1,078         7.8%         1.4%           3.8%
-----------------------------------------------------------------------------------
$416.03     12.6%    $369.60      $1,000         0.0%         0.0%           2.3%
-----------------------------------------------------------------------------------
$400.00      8.2%    $355.36      $1,000         0.0%         0.0%           1.5%
 369.60
$            0.0%    $328.35      $1,000         0.0%         0.0%           0.0%
$300.00    -18.8%    $266.52      $1,000         0.0%         0.0%          -3.9%
$250.00    -32.4%    $222.10      $1,000         0.0%         0.0%          -7.3%
$200.00    -45.9%    $177.68      $1,000         0.0%         0.0%         -11.4%
$150.00    -59.4%    $133.26      $1,000         0.0%         0.0%         -16.5%
$100.00    -72.9%    $ 88.84      $1,000         0.0%         0.0%         -23.4%
$ 50.00    -86.5%    $ 44.42      $1,000         0.0%         0.0%         -34.7%
$  0.00   -100.0%    $  0.00      $1,000         0.0%         0.0%        -100.0%

---------------

(a) The adjusted ending prices in this column are approximately 11.16% less than the ending prices as a result of the application of the principal protection premium of 2.25% over the term of the Notes. For a further description of the manner in which the principal protection premium is calculated, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-15.

(b) The annualized rates of return in the above table are calculated on a semi-annual bond equivalent basis.

(c) Pretax annualized rate of return on gold does not account for any costs associated with purchasing and holding gold bullion.

STEPS TO CALCULATE PAYMENT AT MATURITY PER NOTE:

1) DETERMINE THE ENDING PRICE (assume $600 for this example):

2) CALCULATE THE ADJUSTED ENDING PRICE:

   $600 reduced by 11.16%, the cumulative effect of the principal protection premium.

   $600 - ($600 X 11.16%) = $600 - $66.96 =$533.04
                                         -------
                                         -------

3) CALCULATE SUPPLEMENTAL REDEMPTION AMOUNT:

                      adjusted ending price - starting price
  principal amount X  --------------------------------------  X participation rate starting price

            $533.04 - $369.60
  $1,000 X  -----------------  X 95%    =   $420.10
                 $369.60                    =========

4) CALCULATE PAYMENT AT MATURITY:

   principal amount + supplemental redemption amount

  $1,000 +   $420.10    =   $1,420.10
                            =========

  You receive $1,420.10 at maturity.

  This represents a 6.8% annualized return and a 42.0% total return. (Investor Total Return Line Graph)

--------------------------------------------------------------------------------

Risk Factors

The return on the Notes is linked to the market price of gold. Investing in the Notes is NOT equivalent to investing directly in gold or securities whose return is based solely on the market price of gold. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOUR PRINCIPAL IS ONLY PROTECTED IF YOU HOLD YOUR NOTES TO MATURITY

You should be willing to hold your Notes until maturity. If you sell your Notes in the secondary market prior to maturity you may have to do so at a discount from the principal amount, and as a result you may suffer losses. The principal amount of your Notes is only protected if you hold your Notes to maturity.

YOU WILL BE REQUIRED TO PAY TAXES ON THE NOTES EACH YEAR

If you are a U.S. person, you generally will be required to pay taxes on ordinary income from the Notes over their term based upon an estimated yield for the Notes, even though you will not receive any payments from us until maturity. The estimated yield is determined solely to calculate the amounts you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the Notes will be taxed as ordinary interest income. If you purchase the Notes at a time other than the original issuance date, the tax consequences to you may be different. You should consult your tax advisor about your own tax situation.

For further information, you should refer to "Supplemental Tax Considerations" beginning on page S-23.

THE MARKET PRICE OF GOLD WILL AFFECT THE MARKET VALUE OF THE NOTES

We expect that generally the market value of the Notes will depend primarily on the market price of gold. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include macroeconomic factors, including, among other things:

+  the structure of and confidence in the global monetary system;

+  expectations of the future rate of inflation;

+ the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted;

+  interest rates and gold borrowing and lending rates; and

+ global or regional economic, financial, political, regulatory, judicial or other events.

Gold prices may also be affected by industry factors such as:

+  industrial and jewelry demand;

+ lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold;

+  levels of gold production and production costs; and

RISK FACTORS
--------------------------------------------------------------------------------

+ short-term changes in supply and demand because of trading activities in the gold market.

It is not possible to predict the aggregate effect of all or any combination of these factors. Your Notes may trade differently from the market price of gold, and changes in the market price of gold may not result in comparable changes in the market value of your Notes.

THE RETURN ON YOUR NOTES MAY BE LIMITED TO THE REPAYMENT OF YOUR PRINCIPAL. THIS COULD BE THE CASE EVEN IF THE GOLD SPOT PRICE INCREASES OVER THE TERM OF THE NOTES

You will not earn a positive return on your investment at maturity unless the gold spot price increases by more than 12.6%, which is the minimum level of appreciation required to fully offset the 11.16% reduction in the ending price resulting from the cumulative effect of the principal protection premium. (The difference between these percentages reflects the fact that the 11.16% reduction is calculated as a percentage of the ending price, while the 12.6% investment return is calculated as a percentage of the starting price.) In addition, you will not earn a positive return on your investment at maturity if the gold spot price increases by more than 12.6% at some time during the term of the Notes but does not exceed the starting price by 12.6% on the final valuation date. See "Return Profile at Maturity" beginning on page S-6.

YOU WILL NOT RECEIVE THE SAME RETURN ON YOUR NOTES THAT YOU WOULD RECEIVE BY OWNING GOLD OR A SECURITY DIRECTLY LINKED TO THE MARKET PRICE OF GOLD

The return on your Notes will not reflect the return you would realize if you actually owned gold or a security directly linked to the market price of gold because the cumulative effect of the principal protection premium will reduce the ending price and the participation rate may reduce your payment at maturity.

If the market price of gold has increased at the final valuation date, your return on the Notes will be less than the return on gold or a security directly linked to the market price of gold.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Warburg LLC and other affiliates of UBS intend to make a market for the Notes, although they are NOT required to do so and may stop making a market in the Notes at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

As a result, if you sell your Notes before maturity, you may have to do so at a discount from the issue price and you may suffer losses.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of the Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent determines the amount to be paid to you at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the market price of gold and the frequency and magnitude of changes in the market price of gold will affect the market value of the Notes more than any other single factor. See

RISK FACTORS
--------------------------------------------------------------------------------

"Risk Factors--The market price of gold will affect the market value of the Notes" on page S-8. Other factors that may influence the market value of the Notes include, but are not limited to:

+  interest rates in the market;

+  the time remaining to the maturity of the Notes;

+ supply and demand for the Notes, including inventory positions with UBS Warburg LLC or any other market maker;

+ economic, financial, political, regulatory, judicial or other events that affect the market price of gold; and

+  the creditworthiness of UBS.

These factors, among others, may influence the price you will receive if you sell your Notes prior to maturity. See also "Valuation of the Notes" on page S-14.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON YOUR NOTES

You will not receive any periodic interest payments on your Notes. Even if the market price of gold appreciates, the return on your Notes may not reflect the return you would have realized if you had purchased a fixed income investment of a comparable maturity paying a market rate of interest that was issued by a company with a comparable credit rating. For example, the current annualized return on a comparable 5.25 year note issued by UBS would be approximately 2.78%, which would result in a total return at maturity of 15.59%, assuming semiannual compounding, on the comparable note.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES

As described below under "Use of Proceeds and Hedging" on page S-21, we or one or more of our affiliates may hedge our obligations under the Notes by purchasing options or futures on gold, exchange-traded funds or other derivative instruments with returns linked to or related to changes in the market price of gold. We may adjust any of these hedges by, among other things, purchasing or selling any of the foregoing at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the market price of gold and, therefore, the market value of the Notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the market value of the Notes may decline.

We or one or more of our affiliates may also engage in trading in instruments linked to the market price of gold on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. In addition, in its capacity as a market-making member of the London Bullion Market Association, UBS quotes prices for the buying and selling of gold for spot and forward delivery on a daily basis. Any of these activities could adversely affect the market price of gold and, therefore, the market value of the Notes. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the market price of gold. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of the Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to gold that are not for the account of holders of the Notes or on their behalf. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the Notes. Moreover, we or

RISK FACTORS
--------------------------------------------------------------------------------

one or more of our affiliates have published, and may in the future publish, research reports on gold or companies related to the gold industry. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities may affect the market price of gold and, therefore, the market value of the Notes.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. UBS Warburg LLC will, among other things, determine the amount paid out to you on the Notes at maturity. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-19. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the ending price has occurred on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability to unwind our hedge positions. Since these determinations by the calculation agent may affect the market value of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND UBS IN ITS CAPACITY AS A MARKET-MAKING MEMBER OF THE LONDON BULLION MARKET ASSOCIATION

In its capacity as a market-making member of the LBMA, UBS quotes prices for buying and selling of gold for spot and forward delivery on a daily basis. As described below, if a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the ending price based on quotations provided by at least three major gold bullion dealers that are members of the LBMA. Accordingly, in determining the ending price, the calculation agent may rely in part on a quotation provided by UBS in its capacity as a market-making member of the LBMA. This may present a conflict between our obligations as a market-making member of the LBMA and your interests as a holder of the Notes.

THE CALCULATION AGENT CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE

If the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date, the calculation agent will determine the ending price based on quotations provided by at least three major gold bullion dealers that are members of the London Bullion Market Association, which we refer to as "reference dealers." If the calculation agent is unable to determine the ending price on the basis of quotations provided by reference dealers, then the calculation agent will use the ending price on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date for the Notes be postponed by more than five business days. As a result, the maturity date for the Notes could also be postponed, although not by more than five business days. If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If the ending price is not available on the last possible final valuation date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate based on its assessment, made in its sole discretion, of the ending price that would have prevailed in the absence of the market disruption event or such other reason. See "Specific Terms of the Notes--Market Disruption Event" on page S-17.

--------------------------------------------------------------------------------

OPERATION OF THE GOLD BULLION MARKET

The following discussion of the operation of the gold bullion market is based on publicly available information and is provided for informational purposes only. You should make your own investigation into the gold bullion market in determining whether the Notes are a suitable investment for you.

The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the London Bullion Market Association ("LBMA"), whose membership represents all sectors of the gold bullion market. The LBMA is currently comprised of 54 members, of which 10 are market-making members, plus a number of associate members around the world. UBS is currently a market-making member of the LBMA.

Twice daily during London trading hours there is a "fixing" which provides reference gold prices for that day's trading. Formal participation in the London fixing is traditionally limited to five market-making members of the LBMA. These members meet each London business day at 10:30 a.m., to determine the London A.M. Fixing Price, and at 3:00 p.m., to determine the London P.M. Fixing Price, at the offices of the fixing chairman, currently NM Rothschild & Sons Limited. The other four members of the fixing are currently the Bank of Nova Scotia--ScotiaMocatta, Deutsche Bank AG, HSBC Bank USA and Societe Generale.

Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representative at the fixing. Orders may be changed at any time during these proceedings. The gold price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media.

The London Fixing Price is the most widely used benchmark for daily gold prices. As described under "Specific Terms of the Notes" beginning on page S-15, the starting price of $369.60 is based on the London P.M. Fixing Price on the trade date, and the ending price will be based on the London P.M. Fixing Price on the final valuation date.

HISTORICAL GOLD PRICES

The market for gold bullion is global and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system; expectations of the future rate of inflation; the relative strength of, and confidence in, the U.S. dollar, the currency in which the price of gold is generally quoted; interest rates; gold borrowing and lending rates; and global or regional economic, financial, political, regulatory, judicial or other events. In addition, gold prices may be affected by industry factors such as industrial and jewelry demand; lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold; levels of gold production and production costs; and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. See "Risk Factors" beginning on page S-8.

HISTORICAL GOLD PRICES
--------------------------------------------------------------------------------

The following table sets forth the historical values of the London P.M. Fixing Price on the last trading day of each month from February 1970 through May 22, 2003. PAST MOVEMENTS OF THE LONDON P.M. FIXING PRICE ARE NOT NECESSARILY INDICATIVE OF THE FUTURE LONDON P.M. FIXING PRICE. The historical experience of the London P.M. Fixing Price should not be taken as an indication of future performance and no assurance can be given that the London P.M. Fixing Price will not decrease in the future.
(London P.M. Fixing Price Line Graph)

                                                                             GOLDS COMDTY
                                                                             ------------
Date                                                                            Px Last
2/27/1970                                                                         34.99
3/31/1970                                                                         35.09
4/30/1970                                                                         35.62
5/29/1970                                                                         35.95
6/30/1970                                                                         35.44
7/31/1970                                                                         35.32
8/31/1970                                                                         35.38
9/30/1970                                                                         36.19
10/30/1970                                                                        37.52
11/30/1970                                                                        37.44
12/31/1970                                                                        37.44
1/29/1971                                                                         37.87
2/26/1971                                                                         38.74
3/31/1971                                                                         38.87
4/30/1971                                                                         39.01
5/31/1971                                                                         40.52
6/30/1971                                                                         40.10
7/30/1971                                                                         40.95
8/31/1971                                                                         42.73
9/30/1971                                                                         42.02
10/29/1971                                                                        42.50
11/30/1971                                                                        42.86
12/31/1971                                                                        43.48
1/31/1972                                                                         45.75
2/29/1972                                                                         48.26
3/31/1972                                                                         48.33
4/28/1972                                                                         49.03
5/31/1972                                                                         54.62
6/30/1972                                                                         62.09
7/31/1972                                                                         65.67
8/31/1972                                                                         67.03
9/29/1972                                                                         65.47
10/31/1972                                                                        64.86
11/30/1972                                                                        62.91
12/29/1972                                                                        63.91
1/31/1973                                                                         65.14
2/28/1973                                                                         74.20
3/30/1973                                                                         84.37
4/30/1973                                                                         90.50
5/31/1973                                                                        101.96
6/29/1973                                                                        120.12
7/31/1973                                                                        120.17
8/31/1973                                                                        106.76
9/28/1973                                                                        102.97
10/31/1973                                                                       100.08
11/30/1973                                                                        94.82
12/31/1973                                                                       106.72
1/31/1974                                                                        129.19
2/28/1974                                                                        150.23
3/29/1974                                                                        168.42
4/30/1974                                                                        172.24
5/31/1974                                                                        163.27
6/28/1974                                                                        154.10
7/31/1974                                                                        142.98
8/30/1974                                                                        154.64
9/30/1974                                                                        151.77
10/31/1974                                                                       158.78
11/29/1974                                                                       181.66
12/31/1974                                                                       183.85
1/31/1975                                                                        175.80
2/28/1975                                                                        181.75
3/31/1975                                                                        178.16
4/30/1975                                                                        167.00
5/30/1975                                                                        167.00
6/30/1975                                                                        166.25
7/31/1975                                                                        166.70
8/29/1975                                                                        159.80
9/30/1975                                                                        141.25
10/31/1975                                                                       142.90
11/28/1975                                                                       138.15
12/31/1975                                                                       140.25
1/30/1976                                                                        128.15
2/27/1976                                                                        132.30
3/31/1976                                                                        129.60
4/30/1976                                                                        128.40
5/31/1976                                                                        125.50
6/30/1976                                                                        123.80
7/30/1976                                                                        112.50
8/31/1976                                                                        104.00
9/30/1976                                                                        116.00
10/29/1976                                                                       123.15
11/30/1976                                                                       130.25
12/31/1976                                                                       134.50
1/31/1977                                                                        132.30
2/28/1977                                                                        142.75
3/31/1977                                                                        148.90
4/29/1977                                                                        147.25
5/31/1977                                                                        142.95
6/30/1977                                                                        143.00
7/29/1977                                                                        144.10
8/31/1977                                                                        146.00
9/30/1977                                                                        154.05
10/31/1977                                                                       161.50
11/30/1977                                                                       160.05
12/30/1977                                                                       164.95
1/31/1978                                                                        175.75
2/28/1978                                                                        182.25
3/31/1978                                                                        181.60
4/28/1978                                                                        170.85
5/31/1978                                                                        184.15
6/30/1978                                                                        183.05
7/31/1978                                                                        200.25
8/31/1978                                                                        208.70
9/29/1978                                                                        217.10
10/31/1978                                                                       242.60
11/30/1978                                                                       193.40
12/29/1978                                                                       226.00
1/31/1979                                                                        233.70
2/28/1979                                                                        251.30
3/30/1979                                                                        240.10
4/30/1979                                                                        245.30
5/31/1979                                                                        274.60
6/29/1979                                                                        277.50
7/31/1979                                                                        296.45
8/31/1979                                                                        315.10
9/28/1979                                                                        397.25
10/31/1979                                                                       382.00
11/30/1979                                                                       415.65
12/31/1979                                                                       512.00
1/31/1980                                                                        653.00
2/29/1980                                                                        637.00
3/31/1980                                                                        494.50
4/30/1980                                                                        518.00
5/30/1980                                                                        535.50
6/30/1980                                                                        653.50
7/31/1980                                                                        614.25
8/29/1980                                                                        631.25
9/30/1980                                                                        666.75
10/31/1980                                                                       629.00
11/28/1980                                                                       619.75
12/31/1980                                                                       589.75
1/30/1981                                                                        506.50
2/27/1981                                                                        489.00
3/31/1981                                                                        513.75
4/30/1981                                                                        482.75
5/29/1981                                                                        479.25
6/30/1981                                                                        426.00
7/31/1981                                                                        406.00
8/31/1981                                                                        425.50
9/30/1981                                                                        428.75
10/30/1981                                                                       427.00
11/30/1981                                                                       414.50
12/31/1981                                                                       397.50
1/29/1982                                                                        387.00
2/26/1982                                                                        362.60
3/31/1982                                                                        320.00
4/30/1982                                                                        361.25
5/31/1982                                                                        325.25
6/30/1982                                                                        317.50
7/30/1982                                                                        342.90
8/31/1982                                                                        411.50
9/30/1982                                                                        397.00
10/29/1982                                                                       423.25
11/30/1982                                                                       436.00
12/31/1982                                                                       456.90
1/31/1983                                                                        499.50
2/28/1983                                                                        408.50
3/31/1983                                                                        414.75
4/29/1983                                                                        429.25
5/31/1983                                                                        437.50
6/30/1983                                                                        416.00
7/29/1983                                                                        422.00
8/31/1983                                                                        414.25
9/30/1983                                                                        405.00
10/31/1983                                                                       382.00
11/30/1983                                                                       405.00
12/30/1983                                                                       382.40
1/31/1984                                                                        373.75
2/29/1984                                                                        394.25
3/30/1984                                                                        388.50
4/30/1984                                                                        375.80
5/31/1984                                                                        384.25
6/29/1984                                                                        373.05
7/31/1984                                                                        342.35
8/31/1984                                                                        348.25
9/28/1984                                                                        343.75
10/31/1984                                                                       333.50
11/30/1984                                                                       329.00
12/31/1984                                                                       309.00
1/31/1985                                                                        306.65
2/28/1985                                                                        287.75
3/29/1985                                                                        329.25
4/30/1985                                                                        321.35
5/31/1985                                                                        314.00
6/28/1985                                                                        317.75
7/31/1985                                                                        327.50
8/30/1985                                                                        333.25
9/30/1985                                                                        326.50
10/31/1985                                                                       325.10
11/29/1985                                                                       325.30
12/31/1985                                                                       326.80
1/31/1986                                                                        350.50
2/28/1986                                                                        338.15
3/31/1986                                                                        344.00
4/30/1986                                                                        345.75
5/30/1986                                                                        343.20
6/30/1986                                                                        345.50
7/31/1986                                                                        357.50
8/29/1986                                                                        384.70
9/30/1986                                                                        423.20
10/31/1986                                                                       401.00
11/28/1986                                                                       383.50
12/31/1986                                                                       388.75
1/30/1987                                                                        400.50
2/27/1987                                                                        405.85
3/31/1987                                                                        405.85
4/30/1987                                                                        453.25
5/29/1987                                                                        451.00
6/30/1987                                                                        447.30
7/31/1987                                                                        462.50
8/31/1987                                                                        453.40
9/30/1987                                                                        459.50
10/30/1987                                                                       468.80
11/30/1987                                                                       492.50
12/31/1987                                                                       484.10
1/29/1988                                                                        458.00
2/29/1988                                                                        426.15
3/31/1988                                                                        456.95
4/29/1988                                                                        449.00
5/31/1988                                                                        455.50
6/30/1988                                                                        436.55
7/29/1988                                                                        436.80
8/31/1988                                                                        427.75
9/30/1988                                                                        397.70
10/31/1988                                                                       412.40
11/30/1988                                                                       422.60
12/30/1988                                                                       410.25
1/31/1989                                                                        394.00
2/28/1989                                                                        387.00
3/31/1989                                                                        383.20
4/28/1989                                                                        377.55
5/31/1989                                                                        361.80
6/30/1989                                                                        373.00
7/31/1989                                                                        368.30
8/31/1989                                                                        359.80
9/29/1989                                                                        366.50
10/31/1989                                                                       375.30
11/30/1989                                                                       408.15
12/29/1989                                                                       398.60
1/31/1990                                                                        415.05
2/28/1990                                                                        407.70
3/30/1990                                                                        368.50
4/30/1990                                                                        367.75
5/31/1990                                                                        363.05
6/29/1990                                                                        352.20
7/31/1990                                                                        372.30
8/31/1990                                                                        387.75
9/28/1990                                                                        408.40
10/31/1990                                                                       379.50
11/30/1990                                                                       384.85
12/31/1990                                                                       386.20
1/31/1991                                                                        366.00
2/28/1991                                                                        362.70
3/29/1991                                                                        355.65
4/30/1991                                                                        357.75
5/31/1991                                                                        360.40
6/28/1991                                                                        368.35
7/31/1991                                                                        362.85
8/30/1991                                                                        347.40
9/30/1991                                                                        354.90
10/31/1991                                                                       357.45
11/29/1991                                                                       366.30
12/31/1991                                                                       353.15
1/31/1992                                                                        354.10
2/28/1992                                                                        353.10
3/31/1992                                                                        341.70
4/30/1992                                                                        336.35
5/29/1992                                                                        337.50
6/30/1992                                                                        343.40
7/31/1992                                                                        357.85
8/31/1992                                                                        340.00
9/30/1992                                                                        349.00
10/30/1992                                                                       339.25
11/30/1992                                                                       334.20
12/31/1992                                                                       332.90
1/29/1993                                                                        330.45
2/26/1993                                                                        327.60
3/31/1993                                                                        337.80
4/30/1993                                                                        354.30
5/31/1993                                                                        374.75
6/30/1993                                                                        378.45
7/30/1993                                                                        401.75
8/31/1993                                                                        371.55
9/30/1993                                                                        355.50
10/29/1993                                                                       369.60
11/30/1993                                                                       370.90
12/31/1993                                                                       391.75
1/31/1994                                                                        377.90
2/28/1994                                                                        381.55
3/31/1994                                                                        389.20
4/29/1994                                                                        376.45
5/31/1994                                                                        387.60
6/30/1994                                                                        388.25
7/29/1994                                                                        384.00
8/31/1994                                                                        385.75
9/30/1994                                                                        394.85
10/31/1994                                                                       383.85
11/30/1994                                                                       383.10
12/30/1994                                                                       383.25
1/31/1995                                                                        374.90
2/28/1995                                                                        376.40
3/31/1995                                                                        392.00
4/28/1995                                                                        389.75
5/31/1995                                                                        384.30
6/30/1995                                                                        387.05
7/31/1995                                                                        383.35
8/31/1995                                                                        382.35
9/29/1995                                                                        384.00
10/31/1995                                                                       382.65
11/30/1995                                                                       387.80
12/29/1995                                                                       387.00
1/31/1996                                                                        405.55
2/29/1996                                                                        400.65
3/29/1996                                                                        396.35
4/30/1996                                                                        391.30
5/31/1996                                                                        390.55
6/28/1996                                                                        382.00
7/31/1996                                                                        385.30
8/30/1996                                                                        386.45
9/30/1996                                                                        379.00
10/31/1996                                                                       379.50
11/29/1996                                                                       371.30
12/31/1996                                                                       369.25
1/31/1997                                                                        345.50
2/28/1997                                                                        358.60
3/31/1997                                                                        348.15
4/30/1997                                                                        340.15
5/30/1997                                                                        345.60
6/30/1997                                                                        334.55
7/31/1997                                                                        326.35
8/29/1997                                                                        325.35
9/30/1997                                                                        332.10
10/31/1997                                                                       311.40
11/28/1997                                                                       296.80
12/31/1997                                                                       290.20
1/30/1998                                                                        304.85
2/27/1998                                                                        297.40
3/31/1998                                                                        301.00
4/30/1998                                                                        310.70
5/29/1998                                                                        293.60
6/30/1998                                                                        296.30
7/31/1998                                                                        288.85
8/31/1998                                                                        273.40
9/30/1998                                                                        293.85
10/30/1998                                                                       292.30
11/30/1998                                                                       294.70
12/31/1998                                                                       287.80
1/29/1999                                                                        285.40
2/26/1999                                                                        287.05
3/31/1999                                                                        279.45
4/30/1999                                                                        286.60
5/31/1999                                                                        268.60
6/30/1999                                                                        261.00
7/30/1999                                                                        255.60
8/31/1999                                                                        254.80
9/30/1999                                                                        299.00
10/29/1999                                                                       299.10
11/30/1999                                                                       291.35
12/31/1999                                                                       290.25
1/31/2000                                                                        283.30
2/29/2000                                                                        293.65
3/31/2000                                                                        276.75
4/28/2000                                                                        275.05
5/31/2000                                                                        272.25
6/30/2000                                                                        288.15
7/31/2000                                                                        276.75
8/31/2000                                                                        277.00
9/29/2000                                                                        273.65
10/31/2000                                                                       264.50
11/30/2000                                                                       269.10
12/29/2000                                                                       274.45
1/31/2001                                                                        264.50
2/28/2001                                                                        266.70
3/30/2001                                                                        257.70
4/30/2001                                                                        263.15
5/31/2001                                                                        267.50
6/29/2001                                                                        270.60
7/31/2001                                                                        265.90
8/31/2001                                                                        273.00
9/28/2001                                                                        293.10
10/31/2001                                                                       278.75
11/30/2001                                                                       275.50
12/31/2001                                                                       276.50
1/31/2002                                                                        282.30
2/28/2002                                                                        296.85
3/29/2002                                                                        301.40
4/30/2002                                                                        308.20
5/31/2002                                                                        326.60
6/28/2002                                                                        318.50
7/31/2002                                                                        304.65
8/30/2002                                                                        312.80
9/30/2002                                                                        323.70
10/31/2002                                                                       316.90
11/29/2002                                                                       319.05
12/31/2002                                                                       347.20
1/31/2003                                                                        367.50
2/28/2003                                                                        347.45
3/31/2003                                                                        334.85
4/30/2003                                                                        336.75
5/6/2003                                                                         342.85
5/12/2003                                                                        351.10
5/19/2003                                                                        359.00
5/22/2003                                                                        369.60

Source: Bloomberg L.P.

On May 22, 2003, the London P.M. Fixing Price was $369.60 per ounce.

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

AT MATURITY. At maturity, you will receive a cash payment per $1,000 principal amount of your Notes equal to the GREATER of:

   (i)    $1,000

          or

   (ii)   $1,000 plus the supplemental redemption amount.

The "supplemental redemption amount" per $1,000 principal amount of the Notes will be determined by the calculation agent and will equal:

             adjusted ending price - starting price
$1,000  x                                              x  participation rate
           ------------------------------------------
                         starting price

For a discussion of these terms and the manner in which your payment at maturity will be determined, see "Specific Terms of the Notes--Payment at Maturity" beginning on page S-15.

PRIOR TO MATURITY. The market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the market price of gold and the frequency and magnitude of changes in the market price of gold will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include, but are not limited to, interest rates in the market, the time remaining to the maturity of the Notes, supply and demand for the Notes, global or regional economic, financial, political, regulatory, judicial or other events, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-8 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT AT MATURITY

At maturity, we will pay you in cash per $1,000 principal amount of your Notes the greater of:

   (i)   $1,000

                or

   (ii) $1,000 plus a supplemental redemption amount. The supplemental redemption amount will be determined by applying a participation rate equal to 95% to any increase in the market price of gold over the term of the Notes, after reducing the ending price by a principal protection premium of 2.25% per annum applied daily over the term of the Notes.

The "supplemental redemption amount" per $1,000 principal amount of the Notes will equal:

                     adjusted ending price--starting price
         $1,000 x                                              x participation rate
                   ------------------------------------------
                                 starting price

The "starting price" equals $369.60, the gold spot price on May 22, 2003, the trade date.

The "ending price" will equal the gold spot price on the final valuation date.

The "principal protection premium" is a fixed percentage equal to 2.25% per year which will be applied daily over the entire term of the Notes. We will reduce the ending price by this percentage on a pro-rata basis on a 365-day year applied over the entire term of the Notes. The cumulative effect of the principal protection premium is to reduce the ending price by 11.16%.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

The following steps illustrate the method used to calculate the cumulative effect of the principal protection premium on the ending price:

  1) CONVERT THE PRINCIPAL PROTECTION PREMIUM TO A DAILY EQUIVALENT BASED ON A 2.25% PRINCIPAL PROTECTION PREMIUM.

           Daily Equivalent            2.25% principal protection premium
                              =   --------------------------------------------   =
                                                    365 days                         .00616438%
                                                                                     -----------

  2) DETERMINE THE NUMBER OF DAYS DURING THE 5.25-YEAR TERM OF THE NOTES.

          (5.25 years x 365 days) + 2 days for leap years = 1,919 DAYS

  3) CALCULATE THE COMPOUNDED EFFECT OF THE DAILY EQUIVALENT ON THE ENDING
     PRICE.

          (1 - daily equivalent) (number of days) =

          (1 - 0.00616438%) (1,919) = 88.84%

  4) APPLY THE COMPOUNDED EFFECT OF THE DAILY EQUIVALENT TO THE ENDING PRICE.

          ending price x 88.84% = adjusted ending price

Therefore the cumulative effect of the principal protection premium is to reduce the ending price by:

          (1 - 88.84%) = 11.16%

The "adjusted ending price" will equal the ending price reduced by the cumulative effect of the principal protection premium applied over the term of the Notes.

The "participation rate" is a fixed percentage equal to 95% which will be applied to the amount by which the adjusted ending price exceeds the starting price in determining the supplemental redemption amount.

The "gold spot price" means the afternoon fixing price for one troy ounce of ..995 gold, expressed in U.S. dollars, as determined by the London Gold Market. This price is also referred to as the "London P.M. Fixing Price." For more information on the London P.M. Fixing Price, see "Operation of the Gold Bullion Market" on page S-12.

The "London Gold Market" means the market in London on which the members of the London Bullion Market Association, or its successors ("LBMA"), quote prices for the buying and selling of gold.

"gold" means gold bars or unallocated gold complying with the rules of the LBMA relating to good delivery and fineness from time to time in effect.

A "Gold Trading Day" means any business day on which the London Gold Market is open for trading and the gold spot price is calculated and published.

DENOMINATIONS; MINIMUM INVESTMENT

We will offer the notes in denominations of $1,000, subject to a minimum investment of $10,000 upon the initial issuance of the Notes.

MATURITY DATE

The maturity date will be August 29, 2008 unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with the manner described

SPECIFIC TERMS OF THE NOTES
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below under "--Final Valuation Date," then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events below under "--Market Disruption Event."

FINAL VALUATION DATE

The final valuation date will be the fifth Gold Trading Day prior to August 29, 2008, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the next Gold Trading Day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date be postponed more than five business days, as described below under "--Market Disruption Event."

MARKET DISRUPTION EVENT

As described above, the calculation agent will determine the supplemental redemption amount, which will be based on the starting price and the adjusted ending price. If a market disruption event occurs or is continuing on the final valuation date, the calculation agent will determine the ending price based on quotations provided by at least three major gold bullion dealers that are members of the London Bullion Market Association, which we refer to as "reference dealers." If the calculation agent is unable to determine the ending price on the basis of quotations provided by reference dealers, then the calculation agent will use the ending price on the next Gold Trading Day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than five business days.

If the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the final valuation date. If it is not possible to determine the ending price at that time, either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the ending price that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event:

+ a suspension, absence or material limitation of trading in gold bullion on the London Gold Market, as determined by the calculation agent in its sole discretion

+ a suspension, absence or material limitation of trading in gold futures or option contracts in the primary market for those instruments, as determined by the calculation agent in its sole discretion

+ the failure of the London Gold Market to announce or publish the London P.M. Fixing Price prior to or on the final valuation date, or a temporary or permanent discontinuance or unavailability of the London P.M. Fixing Price

+ in any other event, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events:

+ a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

+ a decision to permanently discontinue trading in gold option or futures contracts.

SPECIFIC TERMS OF THE NOTES
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For this purpose, an "absence of trading" in the primary securities market on which gold option or futures contracts are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

ALTERATION OF METHOD OF REPORTING THE LONDON P.M. FIXING PRICE

If the calculation agent determines that the method of reporting the London P.M. Fixing Price has been changed at any time in any respect that causes it not to fairly represent the London P.M. Fixing Price had such changes not been made, then the calculation agent may, on the final valuation date, make adjustments in the determination of the ending price that it believes are appropriate to ensure that the ending price used to determine the amount payable on the maturity date is equitable.

All determinations and adjustments to be made by the calculation agent with respect to the gold spot price may be made by the calculation agent in its sole discretion.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in

SPECIFIC TERMS OF THE NOTES
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writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean a day that is a business day of the kind described in the attached prospectus.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Warburg LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, the supplemental redemption amount, the

SPECIFIC TERMS OF THE NOTES
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adjusted ending price, market disruption events, Gold Trading Days, the default amount and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities linked to the market price of gold and listed and/or over-the-counter options and/or futures on gold prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may take or dispose of positions in listed or over-the-counter options and/or futures or other instruments based on the market price of gold.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of instruments designed to track the market price of gold.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" beginning on page S-8 for a discussion of these adverse effects.

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Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF MARCH 31, 2003 (UNAUDITED)                                CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt

  Debt issued(1)............................................  126,297    93,312
                                                              -------   -------
  Total Debt................................................  126,297    93,312
Minority Interest(2)........................................    3,525     2,604
Shareholders' Equity........................................   39,764    29,379
                                                              -------   -------
Total capitalization........................................  169,586   125,295
                                                              =======   =======

---------------
(1) Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.73883073.

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Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of Sullivan & Cromwell LLP, the Notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for the Notes, and applying the rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to the Notes (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of the Notes prior to your receipt of cash attributable to that income.

We have determined the comparable yield for the Notes is equal to 2.78% per annum, compounded semiannually, with a projected payment at maturity of $1,155.91 based on an investment of $1,000. Based upon this comparable yield, if you are an initial holder that holds a Note until maturity and you pay your taxes on a calendar year basis, you would be required to pay taxes on the following amounts of ordinary income from the Note each year: $16.30 in 2003, $28.46 in 2004, $29.25 in 2005, $30.06 in 2006, $30.89 in 2007, $20.95 in 2008.
However, if the amount you receive at maturity is greater than $1,155.91, you will be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2008 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity is less than $1,155.91, you will be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2008 by an amount that is equal to such difference. If the amount you receive at maturity is less than $1,134.96, then you will recognize a net ordinary loss in 2008 in an amount equal to such difference.

YOU ARE REQUIRED TO USE THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE SET FORTH ABOVE IN DETERMINING YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, UNLESS YOU TIMELY DISCLOSE AND JUSTIFY ON YOUR FEDERAL INCOME TAX RETURN THE USE OF A DIFFERENT COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE.

THE COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE ARE NOT PROVIDED TO YOU FOR ANY PURPOSE OTHER THAN THE DETERMINATION OF YOUR INTEREST ACCRUALS IN RESPECT OF THE NOTES, AND WE MAKE NO REPRESENTATIONS REGARDING THE AMOUNT OF CONTINGENT PAYMENTS WITH RESPECT TO THE NOTES.

Secondary purchasers. If you purchase the Notes for an amount that differs from the Notes' adjusted issue price at the time of the purchase, you must determine the extent to which the difference between

SUPPLEMENTAL TAX CONSIDERATIONS
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the price you paid for the Notes and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of the Notes will equal the Notes' original issue price plus any interest deemed to be accrued on the Notes (under the rules governing contingent payment obligations) as of the time you purchased the Notes.

If you purchase the Notes for an amount that is less than the adjusted issue price of the Notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. If you purchase the Notes for an amount that is greater than the adjusted issue price of the Notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates under the preceding paragraph and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the Notes to the extent of amounts allocated to a change in expectations as to the projected payment schedule under the preceding paragraph. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the Notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

Amounts received upon sale or maturity. You will recognize gain or loss upon the sale or maturity of the Notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the Notes. In general, your adjusted basis in the Notes will equal the amount you paid for the Notes, increased by the amount of interest you previously accrued with respect to the Notes (in accordance with the comparable yield and the projected payment schedule for the Notes) and increased or decreased by the amount of any positive or negative adjustment that you are required to make with respect to your Notes under the rules set forth above.

Any gain you recognize upon the sale or maturity of the Notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the Notes, and thereafter, capital loss.

Non-United States holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest, if any, on and repayment of principal of the Notes by us are not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

SUPPLEMENTAL TAX CONSIDERATIONS
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GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, there is no annual interest taxation. At maturity, the amount exceeding the principal amount will be taxed as follows: the portion representing interest shall be treated as income and the portion representing premium, if any, shall be treated as a capital gain.

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ERISA Considerations

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, the Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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Supplemental Plan of Distribution

UBS has agreed to sell to UBS Warburg LLC and UBS PaineWebber Inc., and UBS Warburg LLC and UBS PaineWebber Inc. have agreed to purchase from UBS, the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Warburg LLC and UBS PaineWebber Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Warburg LLC and UBS PaineWebber Inc. may resell Notes to securities dealers at a discount of up to 2.75% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Warburg LLC, UBS PaineWebber Inc. or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Warburg LLC, UBS PaineWebber Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-8
Operation of the Gold Bullion Market..  S-12
Valuation of the Notes................  S-14
Specific Terms of the Notes...........  S-15
Use of Proceeds and Hedging...........  S-21
Capitalization of UBS.................  S-22
Supplemental Tax Considerations.......  S-23
ERISA Considerations..................  S-26
Supplemental Plan of Distribution.....  S-27
PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     7
Presentation of Financial
  Information.........................     8
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................     9
Capitalization of UBS.................     9
UBS...................................    10
Use of Proceeds.......................    12
Description of Debt Securities We May
  Offer...............................    13
Description of Warrants We May Offer..    35
Legal Ownership and Book-Entry
  Issuance............................    52
Considerations Relating to Indexed
  Securities..........................    58
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    61
U.S. Tax Considerations...............    64
Tax Considerations Under the Laws of
  Switzerland.........................    75
ERISA Considerations..................    77
Plan of Distribution..................    78
Validity of the Securities............    81
Experts...............................    81

[UBS LOGO]

         Principal
         Protected
         Notes

         UBS AG $26,000,000
         NOTES LINKED TO GOLD BULLION
         DUE AUGUST 29, 2008

         PROSPECTUS SUPPLEMENT

         MAY 22, 2003
         (TO PROSPECTUS DATED FEBRUARY 27, 2003)
         UBS WARBURG
         UBS PAINEWEBBER INC.